  Exhibit 99.1

November 18, 2019

Dear Summit Healthcare REIT, Inc. Shareholder:

It is our pleasure to provide you with a current update on Summit Healthcare REIT, Inc. (“we” or “Summit”). If you are receiving this letter by regular mail, enclosed is a statement of your account as of September 30, 2019, and if you have elected to receive correspondence from us by email, your statement is available on the investor web portal on our website - www.summithealthcarereit.com.

THIRD QUARTER REPORT ON FORM 10-Q

We filed our report on Form 10-Q for the quarter ending September 30, 2019 with the SEC on November 8, 2019. You can access the report on our website, www.summithealthcarereit.com, under the Investors tab, SEC filings.

PORTFOLIO UPDATE

As of September 30, 2019, Summit had ownership interests in 57 senior housing facilities totaling 5,339 beds across 14 states as follows: 100% ownership of three properties, a 95% interest in four properties, a 35% interest in two properties, a 20% interest in two properties, a 15% interest in 14 properties and a 10% interest in 32 properties.

Our joint venture (“JV”) portfolios now total over $397 million in net book value combined with the net book value of our majority-owned real estate assets of $47 million for a total of $444 million in assets under management.

CASH FLOW FROM OPERATIONS AND FUNDS FROM OPERATIONS (“FFO”)

Net cash provided by operating activities was $522,000 for the nine months ended September 30, 2019 compared to $1.6 million for the nine months ended September 30, 2018. FFO per share was $0.04 for the three months ended September 30, 2019 compared to $0.03 for the three months ended September 30, 2018, and $0.08 for the nine months ended September 30, 2019 compared to $0.11 for the same period last year. As stated in the previous quarter, the decrease in both cash flow from operations and FFO for the nine months ended September 30, 2019 was primarily due to the sale of our four North Carolina properties in February 2019 and compensation related expense. FFO is a non-GAAP supplemental financial measure that is widely recognized as a measure of REIT operating performance. We compute FFO in accordance with the definition outlined by the National Association of Real Estate Investment Trusts. For further discussion on cash flows and FFO, please refer to the Form 10-Q for the quarter ending September 30, 2019.

SUMMIT LAUNCHES NEW WEBSITE

We are excited to announce that Summit has a brand new look! This month we launched our updated website (www.summithealthcarereit.com) complete with new logo and additional modernized elements. The new site features a streamlined design, improved functionality and easy access to essential investor information. We are very proud of this new design and believe this website to be more informative and user-friendly than our previous one. You will still be able to access your statements and keep up to date with our latest SEC filings via the Investors tab. The home page offers detailed data about the location and size of our facilities, as well as some testimonials from our operators/tenants, among other information. You will also have access to important company events and communications via the News tab and the ability to familiarize yourself with the Summit team by clicking the About tab. We welcome you to visit our new website and hope that you find it a great improvement.

LITIGATION UPDATE

We reported in our investor letter dated May 24, 2019 that on March 14, 2019 the judge signed and entered the order granting us terminating sanctions which dismissed the complaint against us by Cornerstone Realty Advisors (“CRA”) and Cornerstone Ventures Inc. (“CVI”) with prejudice and awarded Summit monetary sanctions in the amount of $588,671 due to the plaintiffs’ discovery abuse. On April 23, 2019, CRA and CVI filed a notice of appeal from the Judgment. Summit subsequently filed a notice of cross-appeal from the Judgment on June 3, 2019. On July 9, 2019, the California Court of Appeal, Fourth District dismissed CRA and CVI’s appeal with prejudice. The Company’s appeals against CRA, CVI and their counsel Winget Spadafora & Schwartzberg are currently pending before the Court of Appeal, Fourth District.  We will continue to vigorously pursue the sanctions awarded us and will keep you posted on our progress.

FREQUENTLY ASKED QUESTIONS

As mentioned in our previous quarterly letters, we will continue to answer questions that are frequently asked by our shareholders and their representatives. Below are this quarter’s FAQs and our responses.

What if I want paperless statements?

There is an option to obtain paperless statements on your quarterly statement that is mailed to you. You can also elect to receive paperless statements through Computershare, our transfer agent’s website at www.computershare.com/summit.

I want to change my broker/agent.  What do I need to do?

You can change your broker/agent by obtaining the necessary forms through Computershare, our transfer agent, at www.computershare.com/summit or (888) 522-1771. You can also download the forms from our website at www.summithealthcarereit.com by clicking the Investors tab and scrolling down to the Company Forms section.

Why does my brokerage firm show a zero value for my Summit shares?

If your Summit investment is held in an IRA account or other custodial or brokerage account, your statement may report the value as zero or N/A. This is due to a 2016 amendment to FINRA rules that provides for a specific methodology for calculating share value that would require an independent third-party valuation expert to perform costly appraisals on all of the properties in which Summit holds an interest. We are not subject to these FINRA rules and believe that this process would be very expensive, time consuming and an irresponsible use of Summit’s funds, as we believe that the methodology we use to calculate NAV as reported on our Form 10-K employs reasonable assumptions and conforms to standard industry practice.

Please review all of our filings with the SEC for more information. If you have any questions, please contact your financial advisor, our investor services and transfer agent team at Computershare at (888) 522-1771, or our Senior Vice President, Chris Kavanagh, at (949) 535-1988. As always, thank you for your continued confidence and support.

Sincerely,

Elizabeth A. Pagliarini

Chief Operating Officer & Chief Financial Officer

This letter contains forward-looking statements relating to the business and financial outlook of Summit Healthcare REIT, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the Summit Healthcare REIT, Inc.’s annual report on Form 10-K for the year ended December 31, 2018 and quarterly report for the periods ended March 31, 2019, June 30, 2019 and September 30, 2019. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.